Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4
(Form Type)

HOMESTREET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Class A common stock, no par value	457(f)(2)	30,865,211(1)	N/A	$345,570,484.00(2)	$0.00015310	$52,906.84
	Equity	Class B common stock, no par value	457(f)(2)	1,114,449(3)	N/A	$124,774,969.00 (4)	$0.00015310	$19,103.05
Fees Previously Paid	-	-	-	-		-	-	$0.00
	Total Offering Amounts					$470,345,453.00		$72,009.89
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$72,009.89

(1)
Represents the estimated maximum number of shares of Class A common stock, no par value, of HomeStreet, Inc. (“HomeStreet” and, such shares, the “Class A common stock”) to be issuable upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 28, 2025 (the “merger agreement,” and such transactions contemplated thereby, the “merger”), by and among HomeStreet, HomeStreet Bank and Mechanics Bank (“Mechanics”), and is based upon the product of (x) the maximum number of shares of common stock, par value $50 per share, of Mechanics designated as voting common stock (the “Mechanics voting common stock”) outstanding as of July 1, 2025, or issuable or that may be assumed or exchanged (including in respect of equity based awards) in connection with the merger (excluding shares of Class A common stock held by EB Acquisition Company LLC, EB Acquisition Company II LLC, Ford Financial Fund II, L.P. and Ford Financial III, L.P.)  collectively equal to 9,350, multiplied by (ii) the exchange ratio of 3,301.0920 shares of Class A common stock for each share of Mechanics voting common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(2) promulgated thereunder. The proposed maximum aggregate offering price is equal to: (x) $36,959.41, the book value per share of Mechanics voting common stock as of July 1, 2025, multiplied by (y) the estimated maximum number of shares of Mechanics voting common stock that may be assumed or exchanged in the merger (excluding shares held by EB Acquisition Company LLC, EB Acquisition Company II LLC, Ford Financial Fund II, L.P. and Ford Financial III, L.P.).

(3)
Represents the estimated maximum number of shares of Class B common stock, no par value, of HomeStreet (the “Class B common stock”) to be issuable upon the completion of the merger and is based upon the product of (x) the maximum number of shares of common stock, par value $50 per share, of Mechanics designated as non-voting common stock (the “Mechanics non-voting common stock”) outstanding as of July 1, 2025, or issuable or that may be assumed or exchanged, collectively equal to 3,376, multiplied by (ii) the exchange ratio of 330.1092 shares of Class B common stock for each share of Mechanics non-voting common stock.

(4)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(2) promulgated thereunder. The proposed maximum aggregate offering price is equal to: (x) $36,959.41, the book value per share of Mechanics non-voting common stock as of July 1, 2025, multiplied by (y) the estimated maximum number of shares of Mechanics non-voting common stock that may be assumed or exchanged in the merger.